Exhibit 1

Japan

This description of Japan is dated September 29, 2004 and appears as Exhibit 1 to Japan’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2004.

     THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF OR GUARANTEED BY JAPAN.

TABLE OF CONTENTS

GENERAL	4
Area and Population	4
Government	4
Political Parties	4
International Organizations	5
THE ECONOMY	6
General	6
Economic Policies	6
Gross Domestic Product and National Income	8
Industry	10
Energy	10
Price Indices	11
Labor	12
FOREIGN TRADE AND BALANCE OF PAYMENTS	13
Foreign Trade	13
Balance of Payments	16
Official Foreign Exchange Reserves	17
Foreign Exchange Rates	17
FINANCIAL SYSTEM	18
The Bank of Japan and Monetary Policy	18
Government Financial Institutions	18
Private Financial Institutions	18
GOVERNMENT FINANCE	19
Revenues, Expenditures and Budgets	19
Tax Structure	22
Fiscal Investment and Loan Program (“Zaito”)	23
DEBT RECORD	24
JAPAN PUBLIC DEBT	24
INTERNAL DEBT	25
EXTERNAL DEBT	28
SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS	29

FURTHER INFORMATION

     This document appears as an exhibit to Japan’s Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2004. Additional information with respect to Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

     In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 28, 2004, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥111.65=$1.00, and the noon buying rate on September 28, 2004 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥111.48=$1.00. See “Foreign Trade and Balance of Payments — Foreign Exchange Rates”.

     References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years.

Japan

GENERAL

Area and Population

     Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.

     Japan has a total population of approximately 127.7 million (estimated as of February 2004). It has one of the highest population densities in the world and approximately 22% of its people are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s average annual rate of population increase during the years 1999-2003 was 0.2%. Japan’s population increased 0.14% during the 12 months ended October 1, 2003.

Government

     The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 480 members and a House of Councillors having 242 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving the national budget and electing the Prime Minister.

     The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.

     Japan’s 47 prefectures, and its cities, towns and villages, have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.

Political Parties

     Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on October 10, 2003 and an election was held on November 9, 2003. Three-hundred members were elected from single-member districts and 180 members were elected through a proportional representation process from 11 regional districts. The House of Councillors currently consists of 242 members who are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2004, 121 members were elected, of which 48 members were elected through a proportional representation system and 73 members were elected from 47 districts that correspond to one metropolis and 46 prefectures of Japan. Currently, the House of Councillors consists of 121 members who were elected in July 2001 and 121 members who were elected in July 2004.

     The following tables sets forth the membership by political party of the House of Representatives as of June 4, 2004 and the House of Councillors as of August 9, 2004.

House of
Representatives
Liberal Democratic Party	249
Democratic Party of Japan and Club of Independents	178
New Komeito	34
Japanese Communist Party	9
Social Democratic Party	6
Independents	4
Vacancies	0

Total	480

House of
Councillors
Liberal Democratic Party	114
The Democratic Party and The Shin-Ryokufukai	83
New Komeito	24
Japanese Communist Party	9
Social Democratic Party	5
Independents (Mushozoku no kai)	0
Independents	7
Greens	0
Vacancies	0

Total	242

International Organizations

     Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

THE ECONOMY

General

     Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy grew significantly during the 1980s and 1990s.

     The Japanese economy has experienced a significant downturn since the early 1990s, in the aftermath of the collapse of the “bubble” economy, which has been characterized by, among other things, a depreciation in asset values (particularly affecting the domestic real estate and securities markets), reduced capital investment and housing construction and the deterioration in credit quality of loans and other assets in the financial system. In the wake of failures of Japanese banks and other financial institutions, beginning in JFY 1997, a series of legislative measures were taken to stabilize the Japanese financial system, including legislation authorizing the Japanese Government to temporarily nationalize financially troubled Japanese banks under certain circumstances. Several banks have been nationalized in recent years, and some of these banks have subsequently been returned to private sector ownership. The economic situation was extremely severe from the late 1990s to the early 2000s due to decreases in demand, including personal consumption, business investment and housing investment, reflecting the deterioration in consumer and corporate sentiments arising from concerns about employment prospects and the direction of the domestic and world economies.

     Since JFY 2002, there have been some signs of recovery in the Japanese economy, such as increases in corporate profits, exports and production. The provisional real growth rate of Japan’s GDP was 1.1% for JFY 2002 and 3.2% for JFY 2003, and Japan’s nominal GDP also grew by 0.7% for JFY 2003. There are uncertainties, however, in the current outlook for Japan’s economy, particularly in light of the persistent deflationary pressure, a large amount of non-performing loans and a severe employment environment.

Economic Policies

     In recent years, the Japanese Government has implemented a series of policies intended to stimulate the Japanese economy, including fiscal stimulus packages, looser monetary policy, structural reform efforts, assistance to financial institutions and monitoring of the exchange rate between the yen and the United States dollar and other currencies.

     In June 2001, the Japanese Government proposed a new policy package entitled “Structural Reform of The Japanese Economy: Basic Policies for Macroeconomic Management”, and is continuing to carry out economic and fiscal structural reforms. Additional economic recovery programs were established during JFY 2001 in order to support the policy package.

     The Japanese Government’s structural reform efforts continued in JFY 2002, including the following:

•	June 2002. The government announced the “Basic Policies for Economic and Fiscal Policy Management and Structural Reform 2002”, focusing on reform in the areas of tax and government expenditures as well as deregulation for potential high growth sectors. This reform was launched in an effort to restore fiscal primary balance and to reallocate economic resources, and in turn, to establish a more competitive economic system suitable for the 21st century.

•	October 2002. The Japanese Government compiled its “Comprehensive Measures to Accelerate Reforms” to strengthen policies designed to revitalize the Japanese economy.

•	December 2002. The Japanese Government implemented the “Program to Accelerate Reforms”, which supplements and bolsters the “Comprehensive Measures to Accelerate Reforms”, announced in October 2002. The Japanese Government also began to privatize special public corporations pursuant to the “Reorganization and Rationalization Plan for Special Public Corporations”.

•	January 2003. Concluding that deflation and non-performing loans are the two problems that most urgently need to be addressed, the Japanese Government issued “Reform and Perspectives — FY2002 Revision”, which sets forth a revised policy that builds on previous policy packages to accelerate structural reforms. One of the Japanese Government’s aims, according to this policy, is to hold the ratio of its general expenditures to GDP at or below the ratio for JFY2002 through FY2006 and achieve a surplus in the primary balance in the early 2010s.

     Based on an evaluation of the progress of structural reform, the Japanese Government issued the “Basic Policies for Economic and Fiscal Management and Structural Reform 2003” in June 2003. These basic policies set out seven reforms: regulatory reform and establishment of special structural reform zones; reform to direct funds to the private sector as well as financial and industrial revitalization; tax reform; employment and human resource strategy; reform of the social security system; reform of central and local governments; and reform of the budget formulation process. In line with these basic policies, the Japanese Government has undertaken further structural efforts in JFY 2003, including the following:

•	efforts aimed to eliminate the problem of non-performing loans by JFY 2004,

•	establishment of more than 300 special zones for structural reform for such purposes as promotion of services dedicated to the betterment of individuals’ lives and creation of new business opportunities

•	a major job creation program,

•	a program for the promotion of foreign direct investment into Japan,

•	formulation of Measures to Reform and Vitalize the Securities Market in May 2003,

•	use of the Industrial Revitalization Corporation to support viable but struggling companies, following the enactment of the Industrial Revitalization Corporation Law in April 2003, and

•	capital infusion or public management of certain formerly private banks to prevent financial crises.

Gross Domestic Product and National Income

     The following table sets forth information pertaining to Japan’s gross domestic product for JFY 1999 through JFY 2003.

     In December 2002, Japan released revised GDP data for JFY 1990 through to JFY 2001 and in December 2003, Japan announced further revised GDP data for JFY 1980 through JFY 2002. Both revisions were due to the implementation by Japan of a new valuation method for calculating national accounts known as “93NSA”. The following data reflect the December 2003 revisions.

Gross Domestic Product

						Percentage
						of JFY
	JFY	JFY	JFY	JFY	JFY	2003
	1999	2000	2001(b)	2002(b)	2003(b)	GDP
	(yen amounts in billions)
Total Consumption
Private sectors	¥286,826	¥285,993	¥285,182	¥284,650	¥284,447	56.7%
Public sectors	81,450	84,903	86,986	87,403	86,926	17.3

	368,276	370,896	372,168	372,053	371,373	74.0
Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	75,615	80,635	75,947	71,489	75,840	15.1
Residential Construction	20,431	20,310	18,496	17,895	17,949	3.6
Public sectors	37,587	34,374	32,045	30,027	26,029	5.2

	133,633	135,319	126,488	119,411	119,818	23.9
Additions to Business Inventories
Private sectors	(1,803)	683	(1,519)	39	1,061	0.2
Public sectors	66	116	(44)	(16)	(76)	(0.0)

	(1,737)	799	(1,563)	23	985	0.2
Net Exports of Goods and Services	7,829	6,196	3,869	6,197	9,176	1.8

Gross Domestic Product (=GDE)
Current Prices	¥508,000	¥513,209	¥500,963	¥497,684	¥501,351	100.0%

Gross Domestic Product (=GDE)
Constant Prices(a)	¥520,937	¥536,806	¥530,456	¥536,549	¥553,634

Surplus of the Nation on Current Account
Exports of Goods and Services and Other Receipts from Abroad	11,142	12,198	13,716	12,518	12,748
Less: Imports of Goods and Services and Other Payments Abroad	(4,802)	(5,248)	(5,174)	(4,477)	(3,993)

	6,340	6,950	8,542	8,041	8,755

Gross National Income	¥514,340	¥520,159	¥509,505	¥505,725	¥510,106
Percentage Changes of GDP from Previous Year
At Current Prices	-0.9%	1.0	-2.4%	-0.7%	0.7%
At Constant Prices(a)	0.9	3.0	-1.2	1.1	3.2
Deflator	-1.7	-2.0	-1.2	-1.8	-2.4

(a)	Constant prices are based on calendar year 1995.

(b)	Data of JFY 2001, 2002 and 2003 are provisional.

Source:	Economic and Social Research Institute, Cabinet Office.

     The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each quarter of JFY 2002 and 2003.

Quarterly Gross Domestic Product(a)

	JFY 2002				JFY 2003
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(yen amounts in billions)
Gross Domestic Product at Current Prices	¥497,633	¥500,460	¥498,322	¥494,780	¥497,491	¥498,430	¥501,758	¥506,880

Gross Domestic Product at Constant Prices(b)	¥531,844	¥537,301	¥538,181	¥538,481	¥543,530	¥547,138	¥556,885	¥565,237

Percentage Changes of GDP from Corresponding Quarter of Previous Year(c)
At Current Prices	-1.8%	-0.3%	-0.0	-0.5%	0.0%	-0.3%	0.3%	3.0%
At Constant Prices(b)	-0.8	1.0	1.7	2.7	2.1	1.9	3.1	5.6
Deflator	-1.0	-1.3	-1.7	-3.1	-2.0	-2.1	-2.7	-2.6

(a)	All data are provisional.

(b)	Constant prices are based on calendar year 1995.

(c)	Data for JFY 2001 were recalculated using the new valuation method applied after April 2002.

Source:	Economic and Social Research Institute, Cabinet Office.

     The following table sets forth national income for JFY 1998 through JFY 2002.

National Income

	JFY	JFY	JFY	JFY	JFY
	1998	1999	2000	2001	2002
	(yen amounts in billions)
Domestic Factor Income	¥378,554	¥372,693	¥378,392	¥367,730	¥362,850
Net Income from Abroad	6,854	6,340	6,950	8,542	8,041

National Income at Current Prices	¥385,408	¥379,033	¥385,342	¥376,272	¥370,891

Percentage Changes of Income at Current Prices from Previous Fiscal Year	-3.0%	-1.7%	1.7%	-2.4%	-1.4%

Source: Economic and Social Research Institute, Cabinet Office.

Industry

     The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for 1998 through 2002. These figures have been revised to reflect the new method for calculating GDP, as discussed above.

GDP by Industrial Sectors (at current prices)

	1998	1999	2000	2001	2002
Industry
Agriculture, Forestry and Fisheries	1.6%	1.5%	1.4%	1.3%	1.3%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	22.0	21.9	21.9	20.8	20.5
Construction	7.7	7.6	7.4	7.2	6.9
Electric Power Generation, Gas and Water	2.8	2.8	2.8	2.9	2.8
Wholesale and Retail Trade	15.0	14.4	13.7	13.7	13.7
Finance and Insurance	5.7	6.0	6.1	6.6	6.8
Real Estate	12.5	12.8	13.0	13.3	13.7
Transportation and Communication	6.7	6.5	6.4	6.5	6.3
Services	19.4	19.9	20.3	20.5	20.8

Total	93.7	93.5	93.1	92.9	93.1
Public Services
Electric Power Generation, Gas and Water	0.8	0.9	0.9	1.0	1.0
Services	2.6	2.7	2.7	2.7	2.7
Public Administration	4.9	5.1	5.1	5.3	5.5

Total	8.4	8.6	8.7	9.0	9.2
Non-Profit Services	2.0	2.0	1.8	1.9	2.0

Total	104.0%	104.1%	103.6%	103.7%	104.3%

Source: Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.

Energy

     The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 1998 through JFY 2002.

	Total Primary	Sources of Primary Energy Supplied
	Energy Supplied
JFY	(peta-joule)	Oil	Coal	Nuclear	Natural Gas	Other
1998	22,945	51.6	16.3	13.6	12.2	6.2
1999	23,141	51.2	17.2	12.9	12.6	6.0
2000	23,537	51.0	17.8	12.3	13.1	5.8
2001	22,867	49.2	19.0	12.6	13.4	5.8
2002	22,977	49.7	19.5	11.6	13.5	5.7

Source: Agency of Natural Resources and Energy, Ministry of Economy, Trade and Industry.

     The table below sets forth information regarding crude oil imports for JFY 1999 through JFY 2003.

	JFY	JFY	JFY	JFY	JFY
	1999	2000	2001	2002	2003
Volume of imports (thousand kilo-liters per day)	686	689	652	671	669
Cost of imports (c.i.f. in billions of yen)	¥3,644	¥4,931	¥4,435	¥5,150	¥5,132
Average price (c.i.f. in yen kilo-liters)	¥14,518	¥19,617	¥18,645	¥21,034	¥20,955

Source: Customs and Tariff Bureau, Ministry of Finance.

     Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Recently, as the geopolitical tension in the Middle East worsened and culminated in war in Iraq, crude oil prices increased significantly. While crude oil prices began to decrease for a few months after March 2003, they have been rising since June 2003.

     Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.

     The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 1998 through JFY 2002.

	JFY	JFY	JFY	JFY	JFY
	1998	1999	2000	2001	2002
Electric power generating capacity(a):	(megawatts)
Fossil Fuel	159,054	161,869	166,648	168,729	172,889
Nuclear	45,248	45,248	45,248	45,907	45,907
Hydro-electric	45,382	45,860	46,325	46,387	46,545
Other	606	567	617	708	787

Total	250,290	253,544	258,838	261,730	266,129

Electric power generation:	(thousands of megawatt-hours)
Fossil Fuel	607,815	650,448	669,177	658,475	706,482
Nuclear	332,343	316,616	322,050	319,859	295,095
Hydro-electric	102,587	95,577	96,817	93,872	91,801
Other	3,543	3,488	3,457	3,683	3,789

Total	1,046,288	1,066,130	1,091,500	1,075,890	1,097,167

(a)	At the end of fiscal year — March 31.

Source: Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.

Price Indices

     The table below sets forth information concerning changes in Japan’s wholesale and consumer price indices for the periods indicated.

	Corporate Goods		Consumer Price
	Price Index(a)		Index(b)
		Annual		Annual
	Index	% Change	Index	% Change
1999	100.0	-1.5	100.7	-0.3
2000	100.0	0.0	100.0	-0.7
2001	97.7	-2.3	99.3	-0.7
2002	95.7	-2.0	98.4	-0.9
2003	95.0	-0.7	98.1	-0.3

(a)	All commodities. Calendar year 2000=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.

(b)	General index. Calendar year 2000=100. Source: Consumer Price Index, Statistics Bureau & Statistics Center, Ministry of Public Management, Home Affairs, Posts and Telecommunications.

(c)	Indices are calculated using the monthly averages.

Labor

     Japan’s labor force (seasonally adjusted) expanded steadily until 1998 but has been decreasing since 1999. In 2002, average employment (seasonally adjusted) was estimated at 63.3 million, including 4.7% employed in agriculture, forestry and fisheries, 29.1% in mining, manufacturing and construction and 65.3% in services and other sectors. In 2003, average employment (seasonally adjusted) was estimated at 63.1 million, including 4.6% employed in agriculture, forestry and fisheries, 28.3% in industry and 67.0% in services and other sectors. The unemployment rate (seasonally adjusted) in Japan has gradually increased since 1993 and it ranged between 4.9% and 5.5% during 2003. The unemployment rate for the beginning of 2004 was 5.0% for January, 5.0% for February and 4.7% for March, the most recent three months for which statistics are available.

     The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

			Industrial
	Wage Index(a)		Production Index(b)
		Annual		Annual
	Index	% Change	Index	% Change
1999	99.9	-1.5	94.6	0.2
2000	100.0	0.1	100.0	5.7
2001	98.5	-1.5	93.2	-6.8
2002	95.6	-2.9	92.0	-1.3
2003	94.8	-0.8	95.0	3.3

(a)	Calendar year 2000=100. Source: Monthly Labour Survey, Ministry of Health, Labour and Welfare.

(b)	Calendar year 2000=100. Source: Ministry of Economy, Trade and Industry.

(c)	Indices are calculated using the monthly averages.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

     Japan is one of the leading trading nations of the world, ranking third to Germany and the United States in merchandise exports and ranking sixth in merchandise imports among the IMF member countries in 2003.

     In 1999, Japan’s trade surplus decreased to ¥12,280 billion since exports decreased at a higher rate than imports. Both imports and exports increased in 2000, and the trade surplus declined further to ¥10,716 billion as imports grew faster than exports. In 2001, the trade surplus declined further to ¥6,564 billion due to a decrease in exports and an increase in imports, but in 2002 the trade surplus rebounded to ¥9,881 billion, as exports increased while imports decreased slightly. In 2003, the trade surplus increased further, as exports grew while imports decreased.

     The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)

Foreign Trade of Japan

	Value Index(a)		Quantum Index(a)		Unit Value(a) Index		Terms of Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
1999	92.1	86.1	91.4	90.1	100.7	95.6	105.4
2000	100.0	100.0	100.0	100.0	100.0	100.0	100.0
2001	94.8	103.6	90.5	98.0	104.7	105.7	99.1
2002	100.9	103.1	97.7	100.0	103.2	103.2	100.1
2003	105.6	108.4	102.5	107.1	103.0	101.2	101.8

(a)	Calendar year 2000=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

Source: Japan Tariff Association, Ministry of Finance.

Composition of Japan’s Exports and Imports

	1998		1999		2000		2001		2002		2003
	(yen amounts in billions)
JAPAN’S EXPORTS
Textile Products	¥957	1.9%	¥900	1.9%	¥915	1.8%	¥916	1.9%	¥918	1.8%	¥900	1.7%
Metals and Metal Products	3,209	6.3	2,711	5.7	2,852	5.5	2,889	5.9	3,227	6.2	3,388	6.2
Machinery and Equipment:
Ships	1,289	2.5	1,058	2.2	1,052	2.0	1,003	2.0	1,124	2.2	1,101	2.0
Motor Vehicles	7,795	15.4	7,095	14.9	6,930	13.4	7,211	14.7	8,775	16.8	8,895	16.3
TV and Radio Receivers	485	1.0	431	0.9	480	0.9	484	1.0	569	1.1	584	1.1
Motorcycles	587	1.2	526	1.1	562	1.1	574	1.2	561	1.1	533	1.0
Scientific and Optical Instruments	2,141	4.2	2,241	4.7	2,626	5.1	2,504	5.1	1,897	3.6	2,038	3.7
Other	24,960	49.3	23,562	49.6	26,717	51.7	23,749	48.5	24,616	47.2	26,146	47.9

Total Machinery and Equipment	37,257	73.6	34,913	73.4	38,367	74.3	35,525	72.5	37,542	72.0	39,297	72.0
Chemicals	3,556	7.0	3,503	7.4	3,805	7.4	3,739	7.6	4,174	8.0	4,525	8.3
Foods and Beverages	261	0.5	239	0.5	227	0.4	364	0.7	269	0.5	267	0.5
Other Exports	5,405	10.7	5,281	11.1	5,488	10.6	5,546	11.3	5,979	11.5	6,171	11.3

Grand Total	¥50,645	100.0%	¥47,548	100.0%	¥51,654	100.0%	¥48,979	100.0%	¥52,109	100.0%	¥54,548	100.0%

JAPAN’S IMPORTS
Foods and Beverages	¥5,411	14.8%	¥5,040	14.3	¥4,966	12.1%	¥5,251	12.4%	¥5,282	12.5%	5,105	11.5
Raw Materials	2,868	7.8	2,551	7.2	2,642	6.5	2,586	6.1	2,522	6.0	2,659	6.0
Chemicals	2,726	7.4	2,637	7.5	2,855	7.0	3,101	7.3	3,239	7.7	3,458	7.8
Mineral Fuels:
Petroleum	2,930	8.0	3,040	8.6	4,819	11.8	4,718	11.1	4,573	10.8	5,328	12.0
Coal	801	2.2	620	1.8	583	1.4	753	1.8	786	1.9	744	1.7
Other	1,892	5.2	1,986	5.6	2,915	7.1	3,053	7.2	2,815	6.7	3,278	7.4

Total Mineral Fuel	5,623	15.3	5,646	16.0	8,317	20.3	8,524	20.1	8,174	19.4	9,350	21.1
Machinery and Equipment	11,172	30.5	11,045	31.3	12,924	31.6	13,216	31.2	13,434	31.8	13,974	31.5
Other Imports	8,854	24.2	8,349	23.7	9,234	22.6	9,738	23.0	9,576	22.6	9,817	22.1

Grand Total	¥36,654	100.0%	¥35,268	100.0%	¥40,938	100.0%	¥42,416	100.0%	¥42,228	100.0%	¥44,362	100.0%

Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	1999		2000		2001		2002		2003
JAPAN’S EXPORTS
Asia	¥17,694	37.2%	¥21,254	41.1%	¥19,732	40.3%	¥22,439	43.1%	¥25,318	46.4%
China	2,657	5.6	3,274	6.3	3,764	7.7	4,980	9.6	6,635	12.2
(Asia NIES)	10,244	21.5	12,356	23.9	10,626	21.7	11,805	22.7	12,803	23.5
(ASEAN)	6,170	13.0	7,381	14.3	6,592	13.5	6,970	13.4	7,080	13.0
Oceania	1,206	2.5	1,110	2.1	1,131	2.3	1,278	2.5	1,416	2.6
Australia	962	2.0	924	1.8	933	1.9	1,039	2.0	1,147	2.1
North America	15,394	32.4	16,162	31.3	15,509	31.7	15,791	30.3	14,267	26.2
U.S.A.	14,605	30.7	15,356	29.7	14,711	30.0	14,873	28.5	13,412	24.6
Canada	789	1.7	806	1.6	797	1.6	918	1.8	855	1.6
Central and South America	2,216	4.7	2,265	4.4	2,168	4.4	2,036	3.9	1,930	3.5
Western Europe	9,068	19.1	9,000	17.4	8,326	17.0	8,164	15.7	8,929	16.4
EU	8,462	17.8	8,432	16.3	7,810	15.9	7,663	14.7	8,351	15.3
Central and Eastern Europe, Russia etc.	230	0.5	271	0.5	297	0.6	364	0.7	554	1.0
Russia	55	0.1	61	0.1	87	0.2	118	0.2	204	0.4
Middle East	1,113	2.3	1,047	2.0	1,277	2.6	1,423	2.7	1,489	2.7
Africa	626	1.3	544	1.1	538	1.1	614	1.2	645	1.2

Total	¥47,548	100.0%	¥51,654	100.0%	¥48,979	100.0%	¥52,109	100.0%	¥54,548	100.0%

JAPAN’S IMPORTS
Asia	¥13,970	39.6%	¥17,063	41.7%	¥17,987	42.4%	¥18,358	43.5%	¥19,727	44.5%
China	4,875	13.8	5,941	14.5	7,027	16.6	7,728	18.3	8,731	19.7
(Asia NIES)	4,102	11.6	5,008	12.2	4,642	10.9	4,440	10.5	4,512	10.2
(ASEAN)	5,259	14.9	6,424	15.7	6,604	15.6	6,465	15.3	6,780	15.3
Oceania	1,767	5.0	1,929	4.7	2,090	4.9	2,074	4.9	2,068	4.7
Australia	1,457	4.1	1,596	3.9	1,756	4.1	1,753	4.2	1,744	3.9
North America	8,551	24.2	8,728	21.3	8,622	20.3	8,140	19.3	7,704	17.4
U.S.A.	7,640	21.7	7,779	19.0	7,671	18.1	7,237	17.1	6,825	15.4
Canada	900	2.6	938	2.3	941	2.2	895	2.1	871	2.0
Central and South America	1,101	3.1	1,183	2.9	1,178	2.8	1,198	2.8	1,210	2.7
Western Europe	5,436	15.4	5,567	13.6	5,981	14.1	6,081	14.4	6,322	14.3
EU	4,862	13.8	5,043	12.3	5,412	12.8	5,482	13.0	5,670	12.8
Central and Eastern Europe, Russia etc.	527	1.5	624	1.5	623	1.5	570	1.3	653	1.5
Russia	429	1.2	494	1.2	468	1.1	410	1.0	490	1.1
Middle East	3,450	9.8	5,310	13.0	5,384	12.7	5,095	12.1	5,928	13.4
Africa	465	1.3	535	1.3	551	1.3	710	1.7	749	1.7

Total	¥35,268	100.0%	¥40,938	100.0%	¥42,416	100.0%	¥42,228	100.0%	¥44,362	100.0%

Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Balance of Payments

     In 1999, Japan registered a surplus of ¥13,052 billion in the Current Account primarily as a result of a surplus of ¥14,016 billion in Trade Balance. In 2000, the Current Account surplus slightly decreased to ¥12,876 billion, primarily due to a decrease in the Trade Balance surplus partially offset by a decrease in the deficit in Services. In 2001, the Current Account surplus decreased to ¥10,652 billion, principally due to a decrease in Exports and an increase in Imports. In 2002, however, the Current Account surplus rebounded to ¥14,140 billion, as Exports increased while Imports slightly decreased. In 2003, the Current Account surplus increased to ¥15,767 billion, primarily due to an increase in the Trade Balance and a decrease in the deficit in Services.

Balance of Payments of Japan

	1999	2000	2001	2002	2003
Current Account	¥13,052	¥12,876	¥10,652	¥14,140	¥15,767
Balance on Goods and Services	7,865	7,430	3,212	6,469	8,355
Trade Balance	14,016	12,563	8,527	11,733	12,260
Exports (f.o.b.)	45,795	49,526	46,584	49,480	51,934
Imports (f.o.b.)	31,779	36,962	38,056	37,746	39,675
Services	(6,151)	(5,134)	(5,315)	(5,264)	(3,904)
Income	6,574	6,505	8,401	8,267	8,281
Current Transfers	(1,387)	(1,060)	(960)	(596)	(870)
Capital and Financial Account(a).	(6,274)	(9,423)	(6,173)	(8,478)	7,734
Balance on Financial Account.	(4,366)	(8,429)	(5,826)	(8,056)	8,201
Assets	21,331	(1,452)	343	322	1,280
Liabilities	(25,697)	(6,977)	(6,169)	(8,378)	6,921
Capital Account	(1,909)	(995)	(346)	(422)	(467)
Changes in Reserve Assets	(8,796)	(5,261)	(4,936)	(5,797)	(21,529)
Errors and Omissions	2,018	1,809	457	135	(1,972)

(a)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.

Source: Balance of Payments Monthly, Bank of Japan.

Official Foreign Exchange Reserves

     The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.

Official Foreign Exchange Reserves(a)

As of December 31,	Gold(b)	Foreign Exchange	IMF Reserve Position	Special Drawing Rights	Total
			(in millions)
1999	$1,164	$277,708	$6,552	$2,656	$288,080
2000	6,737	347,212	5,253	2,436	361,638
2001	6,803	387,727	5,051	2,378	401,959
2002	8,542	451,458	7,203	2,525	469,728
2003	10,241	652,790	7,733	2,765	673,529

(a)	The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to- market values.

Source: International Reserves/Foreign Currency Liquidity, Ministry of Finance.

Foreign Exchange Rates

     The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	1999	2000	2001	2002	2003
Average (Central Rate)	¥113.94	¥107.78	¥121.58	¥125.14	¥115.94
High	124.75	114.98	132.08	135.04	121.48
Low	101.35	101.46	113.57	115.63	106.93

Source: Foreign Exchange, Bank of Japan.

FINANCIAL SYSTEM

The Bank of Japan and Monetary Policy

     The Bank of Japan, with 55% of its capital owned by the Government, is the central bank and sole bank of issue, as well as the depository and fiscal agent for the Government. As of April 30, 2004, the Bank of Japan had total assets of ¥138,251 billion.

     In addition to issuing bank notes, the Bank of Japan executes monetary policy by adjusting the official discount rate and deposit reserve requirements and through its open market operations. In recent years, the Bank of Japan has implemented a policy of quantitative monetary easing by conducting money market operations to adjust the outstanding balance of the current accounts at the Bank. For example, in January 2004, the Bank of Japan’s policy board, headed by Governor Toshihiko Fukui, voted to raise the amount of the outstanding current accounts that private financial institutions may hold at the Bank of Japan to between ¥30 trillion and ¥35 trillion, from the previous range of between ¥27 trillion to ¥32 trillion.

     The following table sets forth the principal economic indicators relating to monetary policy from 1999 through 2003.

	Current			Monetary Base				Loan and Discounts
	Account	Discount Rate		Average Amounts				Domestically Licensed
	Balance	(a)		Outstanding		Money (Stock)(b)		Banks
					Annual		Annual		Annual
		High	Low	Total	% Change	Total(c)	% Change	Total(d)	% Change
	(yen amounts in billions)
1999	¥4,819	0.50%	0.50%	¥59,938	7.3%	¥616,265	3.6%	¥468,810	-4.1%
2000	5,538	0.50	0.50	64,508	7.6	629,284	2.1	463,916	-1.0
2001	6,361	0.50	0.10	69,302	7.4	646,803	2.8	448,223	-3.4
2002	16,387	0.10	0.10	87,111	25.7	668,197	3.3	431,643	-3.7
2003	26,991	0.10	0.10	101,429	16.4	679,553	1.7	413,853	-4.1

(a)	Bank of Japan basic discount rate (the “official discount rate”).

(b)	Cash and demand, savings and time deposits, generally referred to as “M2 plus CD”.

(c)	Average amounts outstanding.

(d)	At the end of each calendar year indicated.

Source:	Financial and Economic Statistics Monthly, Bank of Japan.

Government Financial Institutions

     The activities of private institutions are supplemented by a number of financial institutions under Government supervision, whose senior officials are appointed or approved by the Government and whose funds are supplied principally by the Government. Among these are the Development Bank of Japan whose main purpose is to supplement and encourage the credit operation of ordinary financial institutions, and Japan Bank for International Cooperation whose main purpose is to contribute to the sound development of Japan and the international economy through lending and other activities. They also include Shoko Chukin Bank, Japan Finance Corporation for Municipal Enterprises, National Life Finance Corporation, The Government Housing Loan Corporation, Agriculture, Forestry and Fisheries Finance Corporation, The Okinawa Development Finance Corporation, and Japan Finance Corporation for Small and Medium Enterprise, whose purposes are to supplement private financing in their respective fields of activity.

Private Financial Institutions

     According to the Financial Service Agency, the private banking system included six city banks, as of April 22, 2004, and 114 local banks (including the Saitama Resona Bank), as of May 1, 2004, whose business corresponds roughly to that of commercial banks in the United States, as well as five major trust banks. In addition, one long-term credit bank mainly supplies long-term funds to industry for expenditures on plant and equipment.

     There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agriculture cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

     The responsibility for the preparation of the budget and the administration of Government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.

     The Japanese Government’s JFY 2004 budget reflects four concepts:

•	Structural Reform: Measures include reform of the financial relationship between the central and local governments, reform of the pension system and reform of the national health insurance system.

•	Improvement of Efficiency: Measures include expansive review of uses of budgets on public projects, review of special accounts, cost reduction efforts and reduction of the number of civil servants.

•	Prioritization for Vitality and Security. Measures include contribution to progress in science and technology, prioritization of public investments, contribution to domestic and international security and contribution to employment.

•	Restraint in the Issuance of Government Bonds. Measures include maintaining the same level of bond dependency, measured as a percentage of general account total revenues.

     Based on the above concepts, the JFY 2004 budget sets the general account total expenditures at a level lower than the provisional general account total expenditures for JFY 2003.

     The fiscal and financial operations of the Government and its agencies are budgeted and recorded in the following three sets of accounts:

•	General Account. The General Account is used primarily to record operations in traditional areas of governmental activity.

•	Special Accounts. Special Accounts are set up for certain Government functions to achieve more effective budgetary control and administration. Special Accounts can be generally classified as follows: (i) Government activities of a specialized nature such as postal services, postal savings, national forest services and road improvement, (ii) control programs under which certain items such as foodstuffs and foreign exchange are bought, financed and sold, (iii) insurance funds which transact all Government insurance business, including welfare insurance, labor insurance and postal life insurance, (iv) investment accounts which invest in various loans and securities, including obligations of the Government and Government Affiliated Agencies, and (v) other special accounts such as the Government Bonds Consolidation Fund.

•	Government Affiliated Agencies. Government Affiliated Agencies are Government-owned corporations which consist of seven financial corporations and two special banks.

     The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.

     The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 1999 through JFY 2002, the provisional results or budget for JFY 2003 and the budget for JFY 2004.

Summary of Consolidated General and Special Accounts(a)

					JFY
					2003
					(Provisional	JFY
	JFY	JFY	JFY	JFY	results as of	2004
	1999	2000	2001	2002	December 31, 2003)	Budget
	(in billions)
REVENUES
Total Revenues, General Account	¥94,376	¥93,361	¥86,903	¥87,289	¥85,204	¥82,111
Total Revenues, Special Accounts	310,176	341,146	396,224	399,746	390,018	407,621
Less: Inter-Account Transactions(b)	170,763	199,838	207,400	219,958	221,547	228,504

Total Consolidated Revenues	¥233,789	¥234,670	¥275,727	¥267,077	¥253,675	¥261,228

EXPENDITURES
Total Expenditures, General Account	¥89,037	¥89,321	¥84,811	¥83,674	¥85,158	¥82,111
Total Expenditures, Special Accounts	279,369	305,776	363,337	373,898	366,697	387,410
Less: Inter-Account Transactions(b)	169,643	195,631	199,805	212,196	211,047	227,085

Total Consolidated Expenditures	¥198,763	¥199,466	¥248,343	¥245,376	¥240,808	¥242,435

Surplus of Consolidated Revenues over Consolidated Expenditures	¥35,026	¥35,204	¥27,384	¥21,701	¥12,867	¥18,793

(a)	Because of the manner in which the Government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.

(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.

Source:	Budget, Ministry of Finance.

General Account

					JFY	JFY
	JFY	JFY	JFY	JFY	2003 Budget	2004
	1999	2000	2001	2002	(Revised (c))	(Initial budget)
	(in billions)
REVENUES
Tax and Stamp Revenues	¥47,234	¥50,712	¥47,948	¥43,833	¥41,786	¥41,747
Carried-over Surplus	5,391	5,339	4,040	2,092	387	0
Government Bond Issues	37,514	33,004	30,000	34,968	36,445	36,590
Miscellaneous Receipts	4,237	4,306	4,915	6,396	3,321	3,774

Total Revenues	¥94,376	¥93,361	¥86,903	¥87,289	¥81,940	¥82,111

EXPENDITURES
Local Allocation Tax Grants, etc.	¥13,084	¥15,829	¥16,706	¥16,479	¥17,399	¥16,493
National Debt Service	20,272	21,446	15,829	15,600	16,082	17,569
Social Security	19,022	17,636	19,291	19,633	19,684	19,797
Public Works	12,972	11,910	10,820	9,162	8,301	7,816
Education and Science	6,799	6,872	6,677	6,731	6,314	6,133
National Defense	4,897	4,907	4,969	4,920	4,903	4,903
Government Employee Pensions and Others	1,485	1,418	1,350	1,282	1,203	1,132
Economic Assistance	1,019	1,012	961	838	944	769
Major Foodstuff Measures	266	247	738	735	746	675
Energy Measures	676	677	632	563	553	506
Small and Medium-sized Businesses	818	933	425	628	245	174
Transfer to the Industrial Investment Special Account	113	159	664	2,034	164	99
Financial aid upon repayment of Public Investments in connection with the Structural Reform	—	—	—	—	—	417
Miscellaneous	5,996	6,276	5,749	5,070	5,153	5,278
Contingencies	0	0	0	0	250	350
Other Expenditures	1,618 (a)	0	0	1 (b)	0	0

Total Expenditures	¥89,037	¥89,321	¥84,811	¥83,674	¥81,940	¥82,111

Surplus of Revenues over Expenditures	¥5,339	¥4,040	¥2,092	¥3,615	¥—	¥

(a)	The JFY 1999 data include a reversal of funds to make up for deficits incurred in connection with the JFY 1997 settlement of accounts.

(b)	The JFY 2002 data include a reversal of funds to make up for deficits incurred in connection with the JFY 2001 settlement of accounts.

(c)	As of the date of this Annual Report on Form 18-K, the provisional results for JFY 2003 General Accounts are not available.

Source:	Budget, Ministry of Finance.

Special Accounts

									JFY
									2003		JFY
	JFY		JFY		JFY		JFY		(Provisional results as		2004
	1999		2000		2001		2002		of December 31, 2003)		(Initial budget)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
Trust Fund Bureau	¥16,824	¥14,546	¥16,406	¥12,879	¥—	¥—	¥—	¥—	¥—	¥—	¥—	¥—
Fiscal Loan Program Funds	—	—	—	—	58,453	55,544	45,027	41,418	53,631	49,966	62,533	59,284
Government Bonds Consolidation Fund	99,077	91,152	126,742	113,230	138,538	124,337	154,193	142,293	170,622	155,860	183,101	169,101
Foreign Exchange Fund	2,642	36	2,349	116	2,189	15	1,901	166	1,681	249	1,816	932
Local Allocation and Local Transfer Tax	44,206	43,869	54,995	53,999	61,005	60,273	64,573	63,889	67,408	66,784	68,566	68,385
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure	1,010	528	1,097	550	1,144	621	1,013	474	1,957	1,666	2,035	1,987
National Schools(a)	3,230	2,907	3,157	2,872	2,974	2,854	3,293	2,985	3,035	3,027	—	—
Welfare Insurances	41,498	37,439	40,198	38,241	39,772	39,391	40,352	40,510	42,446	42,110	44,326	42,941
Seamen’s Insurances	88	94	84	87	83	86	75	79	78	78	72	72
National Hospitals(a)	1,147	1,070	1,148	1,087	1,078	1,059	1,034	993	1,014	1,014	—	—
National Advanced Medical Center	—	—	—	—	—	—	—	—	—	—	145	145
National Pensions	22,849	21,376	23,093	21,709	23,354	22,063	22,069	20,729	22,946	22,143	22,895	22,876
Foodstuff Control	4,204	4,196	4,148	4,135	4,092	4,083	3,969	3,960	3,796	3,796	3,639	3,639
Agricultural Mutual Aid Reinsurance	126	94	119	60	114	47	115	52	171	147	105	95
National Forest Service	521	501	513	505	505	500	522	512	567	570	514	514
National Land Improvement	649	625	658	636	620	603	611	578	656	632	509	509
Trade Reinsurance	167	157	139	40	192	37	242	79	266	147	230	158
Compensation Reinsurance for Motor Vehicle Damages	2,727	560	2,861	584	2,967	573	868	761	895	773	597	529
Harbor Improvement	614	582	605	555	552	510	508	482	502	497	382	382
Airport Improvement	554	491	525	475	559	528	516	479	516	510	472	472
Postal Service(b)	7,178	7,184	7,170	7,172	6,976	6,985	6,752	6,741	—	—	—	—
Postal Savings(b)	24,547	21,723	17,178	16,509	12,136	10,930	13,100	10,391	—	—	—	—
Postal Life Insurance(b)	17,163	13,307	19,247	14,021	19,030	15,087	18,218	18,218	—	—	—	—
Labor Insurance	8,348	7,762	8,319	7,662	8,848	8,294	8,870	8,100	8,353	7,694	8,156	7,951
Road Construction and Improvement	5,951	5,376	5,778	5,146	5,933	5,041	5,642	4,849	5,503	5,480	4,177	4,177
Others	4,856	3,794	4,617	3,504	5,110	3,876	6,280	5,159	3,976	3,554	3,352	3,260

Total Revenues and Expenditures(c)	¥310,176	¥279,369	¥341,146	¥305,776	¥396,224	¥363,337	¥399,746	¥373,898	¥390,018	¥366,697	¥407,621	¥387,410

(a)	Accounts abolished after April, 1, 2004.

(b)	Removed from the national budget as the postal services were reorganized into a public corporation effective April 1, 2003.

(c)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source:	Budget, Ministry of Finance.

Government Affiliated Agencies

									JFY		JFY
									2003		2004
	JFY		JFY		JFY		JFY		Budget		Budget
	1999		2000		2001		2002		(Revised)(a)		(Initial)
	(in billions)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.

Total	¥7,209	¥6,920	¥7,019	¥6,988	¥6,584	¥6,628	¥5,864	¥5,997	¥6,105	¥6,108	¥5,487	¥5,265

(a)	As of the date of this Annual Report on Form 18-K, the JFY 2003 provisional results are not available.

Source: Budget, Ministry of Finance.

Tax Structure

     The central government derives tax revenues through taxes on income, consumption and property. The taxes on income, consumption and property account for 53.4%, 41.5% and 5.1%, respectively, of the total central government tax revenues in the JFY 2004 budget.

     The individual income tax is progressive, with rates ranging from 10% to 37% of taxable income. Interest income is generally taxed at the rate of 20%, including both national and local taxes, separately from other types of income, and subject to certain exemptions. The corporate tax is based on a rate of 30% except that, for small and medium corporations, the first ¥8 million of income is taxed at 22%. In addition, individuals and corporations are subject to local income taxation.

     Currently, the consumption tax rate is 5%, including 1% for local consumption tax.

     In JFY 2003 and 2004, the Japanese Government implemented numerous tax measures intended to stimulate the Japanese economy. These measures include tax cuts in the total amount of ¥1.5 trillion in JFY 2004. Also, a new tax treaty was signed between Japan and the United States in November 2003 and became effective in March 2004, which is expected to contribute to the economic revitalization of Japan. For example, the treaty provides a significant reduction in the withholding tax rate for investment income, which includes dividends, interest and royalties.

Fiscal Investment and Loan Program (“Zaito”)

     The Fiscal Investment and Loan Program is formulated at the same pace as the General Account budget. The plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.

     The Fiscal Investment and Loan Program system was fundamentally changed on April 1, 2001 from a scheme with compulsory deposit of Postal Savings and Pension Reserves into a fund-raising scheme to raise in the financial markets only the necessary amount of funds for Fiscal Investment and Loan Program agencies’ projects.

     Under the plan, funds are lent to government-related entities such as public corporations, special accounts and local governments. The total funds allocated under the initial plan for JFY 2004 is ¥20,489 billion. The sources of funds for the plan in JFY 2004 are the Fiscal Loan Fund (¥14,126 billion), Postal Savings Fund (¥700 billion), Postal Life Insurance Fund (¥1,200 billion), the Industrial Investment Special Account (¥81 billion), Government-guaranteed domestic bonds (¥3,700 billion) and Government-guaranteed foreign bonds (¥683 billion).

     The following table shows the uses of funds allocated under the initial plan for the periods indicated.

	JFY	JFY	JFY	JFY	JFY
	2000(a)	2001	2002	2003	2004
	(in billions)
Housing	¥12,762	¥9,734	¥6,171	¥3,276	¥1,537
Living Environment	6,653	6,468	5,756	5,249	5,375
Social Welfare	1,564	1,253	1,019	1,018	1,042
Education	848	922	881	855	842
Small and Medium-sized Businesses	6,272	5,248	4,734	4,212	3,890
Agriculture, Forestry and Fisheries	881	788	695	807	888
National Land Preservation and Reconstruction in the Event of Disaster	700	752	712	802	593
Road Construction	3,478	3,633	3,666	3,978	3,661
Transportation and Communications	693	747	617	678	438
Regional Development	1,093	1,118	1,058	1,054	817
Industry/Technology	683	326	195	291	333
Trade/Economic Cooperation	1,839	1,559	1,287	1,191	1,075

Total	¥37,466	¥32,547	¥26,792	¥23,412	¥20,489

(a)	Data for JFY 2000 exclude funds initially allocated to asset management businesses, which were eliminated in JFY 2001 along with the change to the Fiscal Investment and Loan Program system discussed above.

DEBT RECORD

     There has been no default in the payment of interest or principal of any internal Japanese Government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese Government obligation within a period of 20 years prior hereto.

JAPAN PUBLIC DEBT

     The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.

     Japan is currently experiencing a severe fiscal situation, with the sum of Japan’s funded debt and floating internal debt having reached ¥703,148 billion at the end of JFY 2003, or 137.8% of Japan’s gross national income. The amount of public bonds issued by the Japanese Government as a percentage of its general account total revenues was 44.5% under the revised budget for JFY 2003 and 44.6% under the initial budget for JFY 2004. According to “Reform and Perspectives — FY 2002 Revision”, discussed above in “The Economy — Economic Policies”, the Japanese Government’s goal is to reduce its dependency on public bonds as a means of generating revenues and to achieve a primary balance surplus in the early 2010s.

Summary of Japan’s Public Debt

	Funded		Floating
At the end of JFY	Internal	External	Internal
	(in billions)	(in thousands)	(in billions)
1999	¥380,246	—	¥109,124
2000	414,596	—	120,991
2001	478,233	—	129,079
2002	526,058	—	142,702
2003	523,970	—	179,178

     As of March 31, 2004, Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥54,556 billion and of various external obligations aggregating the equivalent of ¥3,949 billion.

     The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2004 for the periods indicated.

Principal Payments on Direct Funded Debt of Japan

JFY	Internal
(in billions)
2005	¥176,411
2006	88,783
2007	61,765
2008	65,512
2009 to 2034	277,422

Total	¥669,893

INTERNAL DEBT

Direct Debt of the Japanese Government

     Funded Debt [MOF to check numbers in this table]

			Principal Amounts
			Outstanding as of
Title and Interest Rate	Year of Issue	Year of Maturity	March 31, 2004
			(in millions)
1. Bonds
Interest-Bearing Treasury Bond — 30 years, 13 Series (1.1-2.9%)	1999-2004	2029-2033	¥4,296,800
Interest-Bearing Treasury Bond — 20 years, 66 Series (0.8-7.3%)	1983-2004	2004-2023	43,783,834
Interest-Bearing Treasury Bond — 15 years, 20 Series (variable rate)	2000-2004	2015-2019	17,882,800
Interest-Bearing Treasury Bond — 10 years, 89 Series (0.5-4.7%)	1994-2004	2004-2014	264,748,624
Interest-Bearing Treasury Bond for Individual Investors — 10 years, 5 Series (variable rate)	2003-2004	2013-2014	3,349,881
Inflation-Indexed Bonds — 10 years, 1 Series (1.2%)	2004	2014	99,301
Interest-Bearing Treasury Bond — 6 years, 13 Series (0.7-1.6%)	1998-2001	2004-2007	12,216,044
Interest-Bearing Treasury Bond — 5 years, 35 Series (0.2-1.3%)	2000-2004	2005-2009	102,763,534
Interest-Bearing Treasury Bond — 4 years, 5 Series (0.6-1.1%)	2000-2001	2004-2005	2,613,047
Interest-Bearing Treasury Bond — 2 years, 24 Series (0.1-0.2%)	2002-2004	2004-2006	54,807,610
Discount Treasury Bond — 5 years, 8 Series	1999-2000	2004-2005	454,515
Discount Treasury Bond — 3 years, 10 Series	2001-2002	2004-2005	1,165,248
6% Bereaved Family Treasury Bond, 9 Series	1995-2003	2004-2012	15
6% Repatriation Treasury Bond, 8 Series	1994-2001	2004-2011	0
Non-interest Repatriation Special Benefit Treasury Bond, 8 Series	1994-2001	2004-2011	1
Non-interest Special Benefit Treasury Bond IV, 2 Series	1996-2003	2006-2013	10
Non-interest Special Benefit Treasury Bond X, 6 Series	1994-2003	2004-2013	462
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2001	2006	204
Non-interest Special Benefit Treasury Bond XIV, 1 Series	2000	2005	1
Non-interest Special Benefit Treasury Bond XVI, 1 Series	1999	2004	0
Non-interest Special Benefit Treasury Bond XVII, 8 Series	1994-2003	2004-2013	4,545
Non-interest Special Benefit Treasury Bond XVIII, 1 Series	1996	2006	10,586
Non-interest Special Benefit Treasury Bond XIX, 2 Series	1999-2000	2004-2005	6
Non-interest Special Benefit Treasury Bond XX, 1 Series	2001	2006	18
Non-interest Special Benefit Treasury Bond XXI, 1 Series	2003	2007	122
Non-interest Special Benefit Treasury Bond XXII, 1 Series	2003	2013	141,592
Non-interest Treasury Bond for Special Condolence VI, 1 Series	1995	2005	109,474
Non-interest Treasury Bond for Special Condolence VII, 1 Series	1999	2005	4,689

Total Bonds			¥508,452,963

2. Borrowings
Extraordinary Military Expenditure(a)	1943-1945		41,422
Local Allocation and Local Transfer Tax(b)	1992-1995	2004-2005	348,660
JNR Settlement Corporation	1991-1995	2004-2011	149,620
Ex-Japan National Railways	1987-1995	2004-2011	2,854,857
Honshu-Shikoku Bridge Authority	2003	2009-2011	220,400
National Property Special Consolidation Fund (1.1-3.15%)	1996-2001	2004-2014	347,735
National Schools (0.5-8.0%)	1980-2004	2004-2028	1,004,737
National Hospitals (0.5-8.5%)	1979-2004	2004-2029	997,200
National Forest Service (0.273-3.4%)	1996-2004	2004-2033	1,279,559
Government Operated Land Improvement Project (0.7-8.0%)	1978-2004	2008-2029	909,201
Airport Improvement (0.7-6.6%)	1987-2004	2007-2024	945,342
Postal Service			0
Finance for Urban Redevelopment (0.8-4.75%)	1994-2004	2004-2013	165,020
Postal Savings			0
Structure on Oil and Energy (0.48-5.5%)	2000-2004	2004-2016	1,100,582

Total Borrowings			¥10,364,334

Total Direct Internal Funded Debt			¥518,817,297

(a)	Represents borrowings by the Government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.

(b)	Represents borrowing which was transferred from a Special Account to the General Account by recent legislation.

Floating Debt

			Principal Amounts
			Outstanding as of
Title	Interest	Year of Maturity	March 31, 2004
			(in millions)
1. Bonds
Financing Bills			¥86,125,870
Treasury Financing Bills	Non-interest bearing	2004	0
Food Financing Bills	Non-interest bearing	2004	675,000
Foreign Exchange Financing Bills	Non-interest bearing	2004	85,039,670
Fiscal Loan Fund Financing Bills	Non-interest bearing	2004	0
Oil Financing Bills	Non-interest bearing	2004	411,200
Treasury Bills, 18 Series	Non-interest bearing	2003-2004	34,198,380
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	1,740,247
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	51,225
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	191,556
Note in Substitution for Currency of the Asian Development Bank	Non-interest bearing	Payable on demand	1,767
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	85,142
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	64,098
Note in Substitution for Currency of the Inter-American Development Bank	Non-interest bearing	Payable on demand	0
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	24,984
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	0
Note in Substitution for Currency of the African Development Bank	Non-interest bearing	Payable on demand	553
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Common Fund for Commodities (First Account)	Non-interest bearing	Payable on demand	1,523
Note in Substitution for Currency of the Common Fund for Commodities (Second Account)	Non-interest bearing	Payable on demand	1,636
Note in Substitution for Currency of the European Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	5,706

Total Bonds			¥208,619,278

2. Borrowings
Local Allocation and Local Transfer Tax	0.021%–0.6%	2004	¥48,527,711
Welfare Insurance	0.6%	2004	1,479,228
Special Accounts for Petroleum and Sophisticated Structure of Energy of Supply and Demand	0.036%–0.037%	2004–2005	234,400

Total Borrowings			¥50,241,339
Total Direct Internal Floating Debt			¥258,860,617

Total Direct Internal Debt			¥777,578,611

Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
Title	Interest	Year of Issue	Year of Maturity	March 31, 2004
				(in millions)
1. Bonds Issued by Government-Affiliated Corporations
National Life Finance Corporation	0.40-1.40%	2000-2004	2005-2014	¥540,000
The Government Housing Loan Corporation	1.30-1.90%	2000-2001	2010-2011	711,600
Agriculture, Forestry and Fisheries Finance Corporation	0.50-1.50%	2001-2003	2006-2013	41,000
Japan Finance Corporation for Small Business	0.20-4.40%	1994-2004	2004-2014	2,765,000
Japan Finance Corporation for Municipal Enterprises	0.50-4.70%	1994-2004	2004-2014	16,338,420
Development Bank of Japan	0.80-3.10%	1996-2004	2006-2014	350,000
Japan Highway Public Corporation	0.50-4.60%	1994-2004	2004-2014	7,243,960
Metropolitan Expressway Public Corporation	0.90-4.70%	1994-2004	2004-2014	678,360
Incorporated Administrative Agency-Japan Water Agency	2.60-3.40%	1995-1997	2005-2007	50,000
Hanshin Expressway Public Corporation	0.50-4.60%	1994-2004	2004-2014	451,840
Japan Railway Construction, Transport and Technology Agency.	1.20-4.70%	1994-1999	2003-2009	769,464
New Tokyo International Airport Authority	0.60-1.40%	2002-2003	2012-2013	54,652
Japan Oil, Gas and Metals National Corporation	2.00-4.70%	1994-1998	2004-2008	9,737
Honshu-Shikoku Bridge Authority	1.40-4.70%	1994-2004	2004-2014	256,920
Housing and Urban Development Corporation	1.90-4.70%	1994-1999	2004-2009	340,050
Welfare and Medical Service Agency	2.60-3.30%	1995-1997	2005-2007	40,020
Japan Bank for International Cooperation	2.90-3.00%	1995-1996	2005-2006	25,000
Deposit Insurance Corporation of Japan	0.10-1.20%	2000-2004	2004-2011	9,000,000
Electric Power Development Co., Ltd.	1.10-4.70%	1994-2001	2004-2011	586,240
Kansai International Airport Co., Ltd.	0.20-5.10%	1994-2004	2004-2013	508,600
Trans-Tokyo Bay Highway Corporation	2.10-4.50%	1994-1997	2004-2007	285,150
Organization for Promoting Urban Development	0.80-4.60%	1994-2004	2004-2014	7,595
Central Japan International Airport Co., Ltd.	0.80-2.10%	1999-2004	2009-2014	222,320

Total				¥41,275,928

2. Borrowings of Government-Affiliated Corporations
Japan Oil, Gas and Metals National Corporation	0.561-0.858%	2002-2004	2004-2007	¥306,397
Power Reactor and Nuclear Fuel Development Corp.	0.743-2.200%	2002-2004	2005-2007	19,554
Japan Environment Corporation	0.508-0.830%	2003-2004	2005-2008	8,800
Incorporated Administrative Agency — Agriculture, Forestry and Fisheries Credit Foundations	0.859%	2003	2007	1,996
Incorporate Administrative Agency — Farmers Pension Fund	0.603-1.300%	2002-2004	2007-2009	289,405
Japan Railway Construction, Transport and Technology Agency.	0.4640-0.4948%	2003-2004	2004-2005	37,000
Deposit Insurance Corporation of Japan	0.022-0.058%	2003-2004	2004-2005	10,879,100
Organization for Environment Improvement around Airport	0.750-2.300%	2000-2004	2004-2008	1,009
Life Insurance Policyholders Protection Corporation of Japan	0.420-0.440%	2001	2005	136,000
Industrial Revitalization Corporation Japan	0.001-0.014%	2003-2004	2004	87,000
Organization for Promoting Urban Development	0.803-2.000%	2001-2004	2004-2007	696,063
Banks’ Shareholdings Purchase Corporation	0.010-0.100%	2003-2004	2004-2005	817,706

Total				¥13,280,030

Total Internal Debt Guaranteed by the Japanese Government				¥54,555,958

EXTERNAL DEBT

Debt Guaranteed by the Japanese Government

				Principal Amounts		Principal Amounts
				Outstanding as of		Outstanding as of
	Interest	Year of Loan	Year of Maturity	March 31, 2004		March 31, 2004
				(in thousands)		(in thousands)
Development Bank of Japan	6.875%	1999	2011		$750,000	€—
	9.125%	1995	2005		£250,000	—
	3.000%	1998	2005	SFr	190,000	—
	7.500%	1996	2005	DM	150,000	76,694
	5.625%	2001	2011		€750,000	750,000
	1.400-2.875%	1996-2003	2006-2028		¥430,000,000	—
Japan Bank for International Cooperation	6.250-8.250%	1993-2001	2004-2009		$4,600,000	—
	3.250-4.500%	2003	2008-2013		€1,000,000	1,000,000
	0.350-2.875%	1995-2003	2005-2008		¥120,000,000	—
	5.750-7.750%	1993-1997	2003-2007	DM	1,750,000	894,761
	8.000%	1997	2007		£400,000	—
	5.750-6.625%	1996-1997	2007-2008	FFr	3,500,000	533,572
Japan Finance Corporation for Municipal Enterprises	5.875-7.500%	1993-2001	2004-2011		$3,250,000	—
	3.000-5.500%	1994-1998	2004-2008	SFr	610,000	—
	5.000-7.750%	1994-1998	2003-2008	DM	850,000	434,598
	5.750-9.125%	1995-1999	2005-2019		£430,000	—
	5.750%	1997	2007	DFL	300,000	136,134
	5.875%	1997	2007	FFr	1,000,000	152,449
	6.750%	1997	2007	NZ$	100,000	—
	1.350-1.550%	2002-2003	2012-2013		¥330,000,000	—
Japan Finance Corporation for Small Business	floating rate	2002	2009		€300,000	600,000
	4.125%	2003	2010		€300,000
Japan Highway Public Corporation	3.375-7.625%	1994-2003	2004-2008		$4,400,000	—
The Metropolis of Tokyo	6.125-7.875%	1994-2001	2004-2011		$1,530,000	—
	5.750%	1997	2007	FFr	1,700,000	259,163
	4.500%	1999	2009		€150,000	150,000
Yokohama City	3.250-3.750%	1997-1999	2007-2009	SFr	235,000	—
	6.500-7.625%	1994-1999	2004-2009		$780,000	—
Kobe City	6.500%	1995	2005		$230,000	—
	9.500%	1994	2004		£200,000	—
Electric Power Development Co., Ltd.	5.625%	1997	2007	FFr	1,800,000	274,408
	1.800%	2000	2010		¥38,000,000	—
	4.875%	1999	2006		€250,000	250,000
Kansai International Airport Co., Ltd.	7.250%	1996	2006		$200,000	—
	7.375%	1997	2007		£115,000	—
	3.250%	1998	2005	SFr	200,000	—
	1.300%	1999	2004		¥20,000,000	—
Trans-Tokyo Bay Highway Corporation	6.875-8.375%	1994-1996	2004-2006		$400,000	—
	3.750-4.000%	1996-1997	2006-2007	SFr	390,000	—

	Totals by currency				$16,140,000	€—
				SFr	1,645,000	—
				DM	2,750,000	1,406,053
				FFr	8,000,000	1,219,592
					£1,395,000	—
					€2,750,000	2,750,000
					¥938,000,000	—
				DFL	300,000	136,134
				NZ$	100,000	—

						€5,511,779

SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS

     The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 31, 2004.

Organization	Subscription Amount
	(in millions)
International Monetary Fund	$19,638	(a)
International Bank for Reconstruction and Development	15,321	(b)
International Development Association	26,231	(c)
International Finance Corporation	141	(d)
International Fund for Agricultural Development	0	(e)
Multilateral Investment Fund	500	(e)
Multilateral Investment Guarantee Agency	97	(f)
Asian Development Bank	8,206	(g)
African Development Bank	1,754	(h)
African Development Fund	2,539	(h)
European Bank for Reconstruction and Development	2,146	(i)
Inter-American Development Bank	5,673	(j)
Inter-American Investment Corporation	24	(k)

(a)	Equivalent of SDR13,312.8 million. Of Japan’s past subscriptions, 4% was initially paid in gold, 19% in SDRs and 77% in yen, including non-interest bearing demand notes payable in yen.

(b)	Of this amount, 6% has been paid and the balance is callable by the IBRD if required to meet its obligations in respect of funds borrowed or indebtedness guaranteed by the IBRD.

(c)	As stated in IDA Financial Statements as of June 30, 2003.

(d)	As stated in IFC Financial Statements as of June 30, 2003.

(e)	Contributed.

(f)	As stated in MIGA Financial Statements as of June 30, 2003.

(g)	Of this amount, 7% represents paid-in capital and the balance is callable by the ADB if required to meet its obligations in respect of funds borrowed or indebtedness guaranteed by the ADB.

(h)	As stated in AfDB / AfDF Financial Statements as of December 31, 2003.

(i)	Equivalent of ¥1,703.50 million. The amount in US dollar as of December 31, 2003, the end of the fiscal year of the EBRD.

(j)	Includes $5,050 million as a subscription to ordinary capital and $622 million as a contribution to the IADB’s Fund for Special Operations. As stated in IDB Financial Statements as of December 31, 2003.

(k)	As stated in IIC Financial Statements as of December 31, 2003.